Exhibit 12.02

                                  HSBC USA Inc.
           Computation of Ratio of Earnings to Combined Fixed Charges
                             and Preferred Dividends
                          (in millions, except ratios)

-----------------------------------------------------------------------------------------------------------------------------
Year Ended December 31                                          2004          2003          2002          2001          2000
-----------------------------------------------------------------------------------------------------------------------------
Excluding interest on deposits:

Income before cumulative effect of accounting change .        $1,258        $  941        $  855        $  354        $  569
Applicable income tax expense ........................           718           570           510           226           339
Less undistributed equity earnings ...................            21             6             7             9             8
Fixed charges:
      Interest on:
          Borrowed funds .............................           132            91           232           337           445
          Long-term debt .............................           380           206           225           281           420
      One third of rents, net of income from subleases            19            17            17            18            22
                                                              ------        ------        ------        ------        ------
Total fixed charges ..................................           531           314           474           636           887
Earnings before taxes and cumulative effect of
  accounting change based on income and fixed charges         $2,486        $1,819        $1,832        $1,207        $1,787
                                                              ======        ======        ======        ======        ======

Total fixed charges (as above) .......................        $  531        $  314        $  474        $  636        $  887
Preferred dividends ..................................            23            22            23            25            28
Ratio of pretax income to income before cumulative
  effect of accounting change ........................          1.57          1.61          1.60          1.64          1.60
                                                              ------        ------        ------        ------        ------
Total preferred stock dividend factor ................            36            36            37            41            44
Fixed charges, including preferred stock dividend factor      $  567        $  350        $  511        $  677        $  931
                                                              ======        ======        ======        ======        ======

Ratio of earnings to combined fixed charges and
  preferred dividends ................................          4.38          5.20          3.59          1.78          1.92
                                                              ======        ======        ======        ======        ======

Including interest on deposits:

Fixed charges, including preferred stock dividend
  factor (as above) ..................................        $  567        $  350        $  511        $  677        $  931
Add: Interest on deposits ............................           825           666           974         1,904         2,334
                                                              ------        ------        ------        ------        ------
Total fixed charges, including preferred stock
  dividend factor and interest on deposits ...........        $1,392        $1,016        $1,485        $2,581        $3,265
                                                              ======        ======        ======        ======        ======

Earnings before taxes and cumulative effect of
  accounting change based on income and fixed
  charges (as above) .................................        $2,486        $1,819        $1,832        $1,207        $1,787
Add: Interest on deposits ............................           825           666           974         1,904         2,334
                                                              ------        ------        ------        ------        ------
Total ................................................        $3,311        $2,485        $2,806        $3,111        $4,121
                                                              ======        ======        ======        ======        ======

Ratio of earnings to combined fixed charges and
  preferred dividends ................................          2.38          2.45          1.89          1.21          1.26
                                                              ======        ======        ======        ======        ======


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